EXHIBIT 3.1.1
CERTIFICATE OF INCORPORATION
OF
PAXSON COMMUNICATIONS CORP.
     FIRST. The name of the corporation is Paxson Communications Corp.
     SECOND. Its registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The registered agent in charge thereof is The Corporation Trust Company.
     THIRD. The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware.
     FOURTH. The amount of the total authorized capital stock of this Corporation shall be three thousand five hundred (3,500) shares, divided as follows: one thousand five hundred (1,500) shares of voting common stock, with a par value of $0.001 per share, and two thousand (2,000) shares of preferred stock, with a par value of $0.001 per share.
     FIFTH. The Board of Directors of this corporation is expressly vested with authority to provide for the issuance of shares of preferred stock in one or more classes or one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, if any, as shall be stated and expressed in the resolutions providing for such issue adopted by the Board of Directors under the General Corporation Law of the State of Delaware. Except as otherwise provided by law, the holders of the preferred stock of this corporation shall only have such voting rights as are provided for or expressed in the resolutions of the Board of Directors relating to such preferred stock adopted pursuant to the authority contained in this Certificate of Incorporation.
     SIXTH. The name and mailing address of the incorporator is as follows:
Steven B. Nickerson
1255 Twenty-Third Street, N.W.
Suite 500
Washington, D.C. 20037

     SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation shall have the power to adopt, and to alter or amend the Bylaws, to fix the amount to be reserved as working capital, and to authorize and cause to be executed mortgages and liens (without limit as to the amount) upon the property of the corporation.
     EIGHTH. The shareholders and directors shall have the power to hold their meetings and keep the books, documents and papers of the corporation within or outside the State of Delaware and at such place or places as may be from time to time designated by the Bylaws or by resolution of the shareholders or directors, except as otherwise required by the laws of the State of Delaware.
     NINTH. The objects, purposes and powers specified in any clause or paragraph of this Certificate of Incorporation shall be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of this Certificate of Incorporation. The objects, purposes and powers in each of the clauses and paragraphs of this Certificate of Incorporation shall be regarded as independent objects, purposes and powers. The objects, purposes and powers specified in this Certificate of Incorporation are in furtherance and not in limitation of objects, purposes and powers conferred by statute.
     TENTH. The corporation shall have the power to indemnify its officers, directors, employees and agents, and such other persons as may be designated as set forth in the By-laws, to the full extent permitted by the laws of the State of Delaware. A director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, provided that the liability of a director (i) for any breach of the director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit shall not be eliminated or limited hereby.
     ELEVENTH. The corporation shall have perpetual existence.
     TWELFTH. Elections of directors of the corporation need not be by written ballot.
     The undersigned, Steven B. Nickerson, for the purpose of forming a corporation under the laws of the State of Delaware, does hereby make, file and record this Certificate of Incorporation and does hereby certify that the facts herein stated are true, and has accordingly hereunto set his hand and seal.

/s/ Steven B. Nickerson
Steven B. Nickerson, Incorporator

Dated: November 15, 1993

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
PAXSON COMMUNICATIONS CORP.
     Pursuant to Section 242 of the General Corporation Law of Delaware, Paxson Communications Corp., a Delaware corporation (the “Corporation”), hereby amends Article Fourth of its Certificate of Incorporation to read in its entirety as follows:
          “FOURTH. The amount of the total authorized capital stock of this Corporation shall be 197,500,000 shares of Common Stock, with a par value of $0.001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.001 per share.
          Of the 197,500,000 shares of Common Stock which the Corporation is authorized to issue:
          (a) 150,000,000 shares (“Class A Common”) will be designated “Class A Common Stock,”
          (b) 35,000,000 shares (“Class B Common” and, together with Class A Common, “Voting Common”) will be designated “Class B Common Stock,” and
          (c) 12,500,000 shares (“Class C Common”) will be designated “Class C Non-Voting Common Stock.”
Except as otherwise provided in this Article Fourth or as otherwise required by applicable law, all shares of Class A Common, Class B Common and Class C Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.
          1. Voting Rights. Except as otherwise provided in this Article Fourth or as otherwise required by applicable law, (a) holders of Class A Common shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation and shall vote together with the holders of Class B Common as a single class on all such matters, (b) holders of Class B Common shall be entitled to ten votes per share on all matters to be voted on by the stockholders of the Corporation and shall vote together with the holders of Class A Common as a single class on all such matters, and (c) holders of Class C Common shall have no right to vote on any matter to be voted on by the stockholders of the Corporation; provided, however, that the approval of the holders of a majority of the outstanding Class C Common, voting as a separate class, shall be required for any merger or consolidation of the Corporation with or into another entity or entities, any sale of all or substantially all the Corporation’s assets, or any recapitalization or reorganization, if as a result of any of the foregoing the shares of Class C Common would receive or be exchanged for consideration different on a per share basis than the consideration received with respect to or in exchange for shares of Voting Common or would otherwise be treated differently from shares of Voting Common in connection with such transaction, except that shares of Class C Common may, without such a separate class vote, receive or be exchanged for non-voting securities which are otherwise identical on a per share basis in amount and form to the voting securities received with respect to or exchanged for Voting Common so long as (i) such non-voting securities are convertible into such voting securities on the same terms as Class C Common is convertible into Class A Common and (ii) all other consideration is equal on a per share basis.
          2. Dividends. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Class A Common, the holders of Class B Common and the holders of Class C Common shall be entitled to participate in such dividends ratably on a per share basis; provided that (i) if dividends are declared which are payable in shares of Class A Common, Class B Common or Class C Common, then dividends shall be declared which are payable at the same rate on all three classes of Common Stock and the dividends payable in shares of Class A Common shall be payable to holders of Class A Common, dividends payable in shares of Class B Common shall be payable to holders of Class B Common, and dividends payable in shares of Class C Common shall be payable to holders of Class C Common and (ii) if the dividends consist of other voting securities of the Corporation, then the Corporation shall make available to each holder of Class C Common, at such holder’s request, dividends consisting of non-voting securities of the Corporation which are otherwise identical to such other voting securities and which are convertible into or exchangeable for such voting securities on the same terms as Class C Common is convertible into Class A Common.
          3. Liquidation. The holders of Class A Common, Class B Common and Class C Common shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.
          4. Conversion.
          4A. Conversion of Class B Common. At any time, each holder of Class B Common shall be entitled to convert, into the same number of shares of Class A Common, any or all shares of Class B Common then held by such holder.
          4B. Conversion of Class C Common.
               (i) Right to Convert. Upon the occurrence (or the expected occurrence as described in (iii) below) of any Class C Conversion Event, each holder of Class C Common shall be entitled to convert, into the same number of shares of Class A Common, any or all of the shares of such holder’s Class C Common being (or expected to be) distributed, disposed of or sold in connection with such Class C Conversion Event.
               (ii) For purposes of this paragraph 4B, a “Class C Conversion Event” shall mean any of the following:
          (a) any sale of securities in any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rules then in force),
          (b) any sale of securities of the Corporation (including by virtue of a merger, consolidation or similar transaction involving the Corporation) to a person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) if, after such sale, such person or group of persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors (provided that such sale has been approved by the Corporation’s Board of Directors or a committee thereof),
          (c) any sale of securities of the Corporation (including by virtue of a merger, consolidation or similar transaction involving the Corporation) to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would own or control securities of the Corporation (excluding any Class C Common being converted and disposed of in connection with such Class C Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation’s directors, or
          (d) any sale of securities of the Corporation to a person or group of persons (within the meaning of the 1934 Act) if, after such sale, such person or group of persons in the aggregate would not own, control or have the right to acquire more than two percent of the outstanding securities of any class of voting securities of the Corporation.
          For purpose of this paragraph 4B, “person” shall include any natural person and any corporation, partnership, joint venture, trust, unincorporated organization and any other entity or organization.
               (iii) Conversion in Anticipation of Class C Conversion Event. Each holder of Class C Common shall be entitled to convert shares of Class C Common in connection with any Class C Conversion Event if such holder reasonably believes that such Class C Conversion Event will be consummated, and a written request for conversion from any holder of Class C Common to the Corporation stating such holder’s reasonable belief that a Class C Conversion Event will occur shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in such Class C Conversion Event. The Corporation will not cancel the shares of Class C Common so converted before the tenth day following such Class C Conversion Event and will reserve such shares until such tenth day for reissuance in compliance with the next sentence. If any shares of Class C Common are converted into shares of Class A Common in connection with a Class C Conversion Event and such shares of Class A Common are not actually distributed, disposed of or sold pursuant to such Class C Conversion Event, such shares of Class A Common shall be promptly converted back into the same number of shares of Class C Common.
          4C. Conversion Procedure

               (i) Unless otherwise provided in connection with a Class C Conversion Event with respect to Class C Common, each conversion of shares of one class of Common Stock into shares of the other class of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such Common Stock stating that such holder desires to convert the shares, or a stated number of the shares, of such Common Stock represented by such certificate or certificates into shares of the other class of Common Stock. Unless otherwise provided in connection with a Class C Conversion Event, each conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Class B Common or Class C Common, as the case may be, as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Class A Common are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Class B Common or Class C Common represented thereby.
               (ii) Promptly after the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions (a) the certificate or certificates for the Class A Common issuable upon such conversion and (b) a certificate representing any Class B Common or Class C Common which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.
               (iii) The issuance of certificates for Class A Common upon conversion of Class B Common or Class C Common will be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common.
               (iv) All shares of Common Stock which are issuable upon the conversion of the other class of Common Stock shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens (other than any lien which existed in respect of the shares which were converted, immediately prior to such conversion) and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance, which will be immediately transmitted by the Corporation upon issuance).
               (v) The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Common Stock.
          4D. Stock Splits. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock shall be proportionately subdivided or combined in a similar manner.

          5. Registration of Transfer. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the registered holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate, and the Corporation forthwith shall cancel such surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.
          6. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
          7. Notices. All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).
          8. Amendment and Waiver. No amendment or waiver of any provision of this Article Fourth shall be effective without the prior approval of the holders of a majority of the then outstanding Class C Common voting as a separate class.”
     Said amendment was adopted by resolution of the Board of Directors and by written consent of the holders of the requisite number of shares of the Corporation, pursuant to Section 228 of the Delaware General Corporation Law, and prompt written notice of the taking of such action without a meeting by less than unanimous consent was given to those stockholders of the Corporation who did not consent in writing.
     IN WITNESS WHEREOF, Paxson Communications Corp. has caused this Certificate to be signed by Arthur W. Tek, its Vice President, and attested by William L. Watson, its Secretary, this 21st day of December, 1994.
PAXSON COMMUNICATIONS CORP.

/s/ Arther W. Tek
Arther W. Tek, Vice President

ATTEST:

/s/ William L. Watson
William L. Watson, Secretary

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF PAXSON COMMUNICATIONS CORPORATION
     Pursuant to Section 242 of the General Corporation Law of Delaware, Paxson Communications Corporation., a Delaware corporation (the “Corporation”), hereby amends its Certificate of Incorporation as follows:
     1. The first paragraph of Article Fourth is hereby amended to read in its entirety as follows:
          FOURTH. The amount of the total authorized capital stock of this Corporation shall be 327,500,000 shares of Common Stock, with a par value of $0.001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.001 per share.
          Of the 327,500,000 shares of Common Stock which the Corporation is authorized to issue:
          (a) 215,000,000 shares (“Class A Common”) will be designated “Class A Common Stock,”
          (b) 35,000,000 shares (“Class B Common” and, together with Class A Common, “Voting Common”) will be designated “Class B Common Stock,” and
          (c) 77,500,000 shares (“Class C Common”) will be designated “Class C Non-Voting Common Stock.”
Except as otherwise provided in this Article Fourth or as otherwise required by applicable law, all shares of Class A Common, Class B Common and Class C Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges subject to the same qualifications, limitations and restrictions.
     2. Article Thirteenth is hereby added to the Corporation’s Certificate of Incorporation to read in its entirety as follows:
          THIRTEENTH. The number of directors shall be determined by the Board of Directors in accordance with the Bylaws. The directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. The term of office for the Class I directors shall expire at the annual meeting of the stockholders in 2001; the term of office for the Class II directors shall expire at the annual meeting of the stockholders in 2002; and the term of office for the Class III directors shall expire at the annual meeting of the stockholders in 2003. At each annual meeting of the stockholders commencing in 2001, the successors to the directors whose terms are expiring shall be elected to a term expiring at the third succeeding annual meeting of the stockholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors may be removed at any time with or without cause by the vote of a majority of the shares entitled to vote with respect to the election of directors.
     3. Said amendments were adopted by resolution of the Board of Directors and approved by a majority vote of the outstanding stock entitled to vote thereon, and a majority of each class entitled to vote thereon as a class, pursuant to Section 228 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, Paxson Communications Corporation has caused this Certificate to be signed by Jeffrey Sagansky, its President, and attested by Anthony L. Morrison, its Secretary, this 1st day of May, 2000.

PAXSON COMMUNICATIONS CORPORATION

/s/ Jeffrey Sagansky
Jeffrey Sagansky
President
ATTEST:

/s/ Anthony L. Morrison
Anthony L. Morrison
Secretary

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF PAXSON COMMUNICATIONS CORPORATION
     Pursuant to Section 242 of the General Corporation Law of Delaware, Paxson Communications Corporation, a Delaware corporation (the “Corporation”), hereby amends its Certificate of Incorporation as follows:
     1. Article First is hereby amended to read in its entirety as follows:
          “FIRST. The name of the corporation is ION Media Networks, Inc.”
     2. The first paragraph of Article Fourth is hereby amended to read in its entirety as follows:
“FOURTH. The total authorized capital stock of this Corporation shall be 857,000,000 shares of Common Stock, with a par value of $0.001 per share, and 1,000,000 shares of preferred stock, with a par value of $0.001 per share.
Of the 857,000,000 shares of Common Stock which the Corporation is authorized to issue:
(a) 505,000,000 shares (“Class A Common”) will be designated “Class A Common Stock,”
(b) 35,000,000 shares (“Class B Common” and, together with the Class A Common, the “Voting Common”) will be designated “Class B Common Stock,” and
(c) 317,000,000 shares (“Class C Common”) will be designated “Class C Non-Voting Common Stock.”
Except as otherwise provided in this Article Fourth or as otherwise required by applicable law, all shares of Class A Common, Class B Common and Class C Common shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges subject to the same qualifications, limitations and restrictions.”

     3. Said amendments were adopted by resolution of the Board of Directors and approved by a majority vote of the outstanding stock entitled to vote thereon, and a majority of each class entitled to vote thereon as a class, pursuant to Section 228 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, this Corporation has caused this Certificate to be signed by R. Brandon Burgess, its Chief Executive Officer, and attested by Adam K. Weinstein, its Secretary, this 23rd day of June, 2006.

PAXSON COMMUNICATIONS CORPORATION
By	/s/ R. Brandon Burgess
R. Brandon Burgess
Chief Executive Officer

ATTEST:

By	/s/ Adam K. Weinstein
Adam K. Weinstein
Secretary